Exhibit 10.17l

Each of the Stock Plan Subcommittee of the Compensation Committee and the Compensation Committee of the Board of Directors of The Estée Lauder Companies Inc. reserves the right to change provisions of this Agreement to comply with the American Jobs Creation Act of 2004.

Stock Option Agreement

Under

The Estée Lauder Companies Inc.

Amended and Restated Fiscal 2002 Share Incentive Plan (the “Plan”)

This STOCK OPTION AGREEMENT (the “Agreement”) provides for the granting of stock options by The Estée Lauder Companies Inc., a Delaware corporation (the “Company”), to the participant, an employee of the Company or one of its subsidiaries (the “Participant”), to purchase shares of the Company’s Class A Common Stock, par value $0.01 (the “Shares”), subject to the terms below (the “Stock Options” or “Options”).  The name of the “Participant,” “Grant Date” (or “Award Date”), the aggregate number of Shares that may be purchased pursuant to this Agreement, and the “Award Price” (which is the “Exercise Price”) per Share are stated in the “Notice of Grant” attached or posted electronically together with this Agreement and are incorporated by reference.  The other terms of the Options are stated in this Agreement and in the Plan.  Terms not defined in this Agreement are defined in the Plan, as amended.  The Plan is referred to as the “Grant Plan” in the electronic Notice of Grant.

The Stock Options described in this Agreement are granted pursuant to the Plan, and are subject in all respects to the provisions of the Plan.  The Stock Options granted under this Agreement are not Incentive Stock Options (as defined in Section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”)).

1.  Payment of Exercise Price.  The Company will provide and communicate to the Participant various methods of exercise.  In all cases, upon exercise, the Participant must deliver or cause to be delivered to the Company (or its agent designated for the purpose) upon settlement of the exercise sufficient cash or sufficient number of Shares with value equal to or exceeding the Exercise Price per Share.  The Participant also is required to deliver or cause to be delivered sufficient cash to cover the applicable tax withholding in accordance with Section 5 of this Agreement and fees in connection with the exercise.  To facilitate exercise, the Company may enter into agreements for coordinated procedures with one or more brokerage firms or financial institutions.

2.   Exercise Period.

a.  General.  Subject to other provisions contained in this Agreement and in the Plan, Stock Options granted under this Agreement will be exercisable in installments as specified under “Exercise Period” in the “Notice of Grant”.

Stock Options awarded under this Agreement are exercisable until the close of business on the tenth (10th) anniversary of the Award Date; after this date, the Stock Options expire.

b.  Death or Disability.  If the Participant dies or becomes totally and permanently disabled (as determined under the Company’s long term disability program, or an affiliate or a successor plan or program of similar purpose), each Stock Option awarded but not yet exercisable as of the date of determination of the Participant’s death or disability will become immediately exercisable.  The period during which the Stock Option may be exercised will commence on the day after the date of determination of the Participant’s death or disability and end on the earlier of the close of business on the date of (i) the first (1st) anniversary of the determination of the Participant’s death or disability or (ii) the tenth (10th) anniversary of the Award Date.

c.  Retirement.  Subject to Section 3 of this Agreement, if the Participant formally retires under the terms of the Estée Lauder Inc. Retirement Growth Account Plan (or an affiliate or a successor plan or program of similar purpose), each Stock Option awarded but not yet exercisable as of the date of retirement will become immediately exercisable. Each Stock Option awarded may thereafter be exercised until the close of business on the date of the tenth (10th) anniversary of the Award Date.  If the Participant dies during active employment after the attainment of age fifty-five (55) and the completion of ten (10) or more years of service, or after the attainment of age sixty-five (65) and the completion of five (5) or more years of service, without formally retiring under the terms of the Estée Lauder Inc. Retirement Growth Account Plan (or an affiliate or a successor plan or program of similar purpose), the Participant will have deemed to be retired as of the date of death and this Section 2(c) will apply rather than Section 2(b).  If the Participant dies or becomes disabled after retirement as contemplated by this Section 2(c), the provisions of this section shall apply. However, if the Award Date occurred within the six (6) months immediately preceding the last day of active employment (last day worked) due to retirement, except for termination due to death or disability, the Stock Options shall become null and void on the last date of active employment (last day worked).

d.  Other Termination of Employment.

(1) Subject to Section 3 of this Agreement, if the Participant voluntarily terminates his or her employment (e.g., by voluntarily resigning), each Stock Option exercisable but unexercised as of the effective date of such termination may be exercised until the close of business on the date first to occur of (i) ninety (90) days after the effective date of such termination and (ii) the tenth (10th) anniversary of the Award Date.  Each Stock Option awarded but unexercisable as of the date of such termination will be forfeited.

(2) Subject to Section 3 of this Agreement, if the Participant’s employment is terminated by the Company or relevant subsidiary without Cause (as defined below) on or following a Change in Control, each Stock Option awarded but unexercisable as of the date of termination will become immediately exercisable.  Each Stock Option granted may be exercised until the close of business on the date first to occur of (i) ninety (90) days after the effective date of such termination and (ii) the tenth (10th) anniversary of the Award Date.  For this purpose, “Cause” means any breach by the Participant of any of his or her material obligations under any Company policy or procedure, including, without limitation, the Code of Corporate Conduct and the Policy on Avoidance of Insider Trading.  However, if the Award Date occurred within the six (6) months immediately preceding the last day of active employment (last day worked) the Stock Options shall become null and void on the last date of active employment (last day worked).

(3) Subject to Section 3 of this Agreement, if the Participant terminates for Good Reason (as defined below) on or following a Change in Control, each Stock Option awarded but unexercisable as of the date of termination will become immediately exercisable.  Each Stock Option awarded may be exercised until the close of business on the date first to occur of (i) ninety (90) days after the effective date of such termination and (ii) the tenth (10th) anniversary of the Award Date.  “Good Reason” means the occurrence of any of the following, without the express written consent of the Participant, within three (3) years after the occurrence of a Change in Control:

(a)                                 the assignment to the Participant of any duties inconsistent in any material adverse respect with the Participant’s position, authority or responsibilities immediately prior to the Change in Control, or any other material adverse change in such position, including title, authority or responsibilities;

(b)                                 any failure by the Company to pay any amounts for compensation or benefits owed to the Participant or a material reduction of the overall amounts of compensation and benefits in effect prior to the Change in Control, other than an insubstantial or inadvertent failure remedied by the Company promptly after receipt of notice thereof given by the Participant;

(c)                                  the Company’s requiring the Participant to be based at any office or location more than fifty (50 miles (eighty (80) kilometers) from that location at which he or she  performed his or her services for the Company or relevant subsidiary immediately prior to the Change in Control, except for travel reasonably required in the performance of the Participant’s responsibilities; or

(d)                                 any failure by the Company to obtain the assumption and agreement to perform this Agreement by a successor, unless such assumption occurs by operation of law.

(4) If the Participant’s employment is terminated for Cause, all outstanding Stock Options held by the Participant will be forfeited.

3.  Post-Employment Exercises.  No Stock Option represented by this Agreement may be exercised after termination of the Participant’s employment with the Company (or any of its subsidiaries) except as otherwise provided for in Section 2(b), 2(c) or 2(d) hereof.  The exercise of any Stock Option after termination of the Participant’s employment by reason of retirement in accordance with Section 2(c), or due to termination by the Participant or termination by the Company or relevant subsidiary without Cause in accordance with Section 2(d), is subject to satisfaction of the conditions precedent that the Participant neither (i) accepts an offer to work for, or otherwise agrees to actively participate in or render services to any business on behalf of any competitor of the Company, its subsidiaries, or affiliates (whether as an employee, consultant or otherwise); nor (ii) conducts himself or herself in a manner adversely affecting the Company.  The term “competitor” means any business that is engaged in, or is preparing to become engaged in, the makeup, skin care, hair care, toiletries or fragrance business or other business in which the Company is engaged or preparing to become engaged, or that otherwise competes with, or is preparing to compete with, the Company.  All unexercisable Stock Options held by the Participant after the Participant’s employment is terminated will be forfeited.

4.  Change in Control.  Upon a Change in Control during the Exercise Period, each unexercisable Stock Option will vest and become exercisable by the Participant in accordance with the Plan and this Agreement, unless the unexercisable Stock Option is assumed by an acquirer in which case the provisions of Section 2 shall continue to apply.  If an unexercisable Stock Option is not assumed by the acquirer and the Shares cease to be outstanding immediately after the Change in Control (e.g., due to a merger with and into another entity), then the consideration to be received per Share upon exercise of the Stock Option will equal the consideration paid to each shareholder per Share generally upon the Change in Control.  If the Exercise Price of the Stock Option is equal to or greater than the consideration paid to each Participant shareholder per Share generally upon the Change in Control and the Stock Option is not assumed, then the Stock Options shall expire upon the Change in Control.

5.  Withholding Taxes.  Regardless of any action the Company or the Participant’s employer (the “Employer”) takes with respect to any or all income tax, social security (or social insurance), payroll tax, fringe benefits tax, payment on account or other tax-related items related to the participation in the Plan and this Agreement and legally applicable to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains his or her responsibility and may exceed the amount actually withheld by the Company or the Employer.  Furthermore, the Participant acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Options, including, but not limited to, the grant and the exercise of the Stock Options, the subsequent sale of Shares acquired under the Plan and the receipt of any dividends, and (ii) do not commit to and are under no obligation to structure the terms of the grant of the Stock Options or any aspect of the Participant’s participation in the Plan to reduce or eliminate his or her liability for Tax-Related Items or achieve any particular tax result. If the Participant is or becomes subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable event, or tax withholding event, as applicable, the Participant agrees to pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding obligations of the Company and/or the Employer.  In this regard, the Participant authorizes the Company and/or the Employer, or his or her respective agents, at the Company’s discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from the Participant’s wages or other cash compensation paid by the Company and/or the Employer; (ii) withholding from proceeds of the sale of the Shares acquired upon settlement of the Stock Options either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization); and/or (iii) withholding in whole Shares to be issued upon settlement of the Stock Options, provided the Company only withholds the amount of whole Shares necessary to satisfy the statutory withholding requirements, not to exceed the maximum withholding tax rate in the Participant’s applicable jurisdiction.  If the Company satisfies the withholding obligation for the Tax-Related Item by withholding a number of Shares as described herein, the Participant will be deemed to have been issued the full number of Shares due to the Participant at exercise, notwithstanding that a number of the Shares is held back solely for purposes of such Tax-Related Items.

Finally, the Participant further agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of his or her participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

6.  Transferability.  Only those Stock Options granted under this Agreement to the Participants who are employed by the Company or for any of its subsidiaries at the time of Stock Option grant may be transferred under laws of descent and distribution or, during the Participant’s lifetime, solely to such Participant’s spouse, siblings, parents, children and grandchildren or trusts for the benefits of such persons, or partnerships, corporations, limited liability companies, or other entities owned solely by such persons, including trusts for such persons. Any such transfer of Stock Options will have no effect until written notice (providing sufficient details relating to the proposed transfer, as required by the Company at that time) is received and confirmed by the Company. Such Participant will remain liable for all obligations of the Participant and his or her transferee or transferees. Each transferee will also be subject to such Participant’s obligations under this Agreement relating to the Stock Option transferred to him or her.

7.  Effect Upon Employment.  The Participant’s right to continue to serve the Company or any of its subsidiaries as an officer, employee, or otherwise, is not enlarged or otherwise affected by an award under this Agreement.  Nothing in this Agreement or the Plan gives the Participant any right to continue in the employ of the Company or any of its subsidiaries or interfere in any way with the right of the Company or any of its subsidiaries to terminate his or her employment at any time.  Stock Options are not secured by a trust, insurance contract or other funding medium, and the Participant does not have any interest in any fund or specific asset of the Company by reason of this award or the account established on his or her behalf.  A Stock Option award confers no rights as a shareholder of the Company until Shares are actually delivered to the Participant.

8.  Specific Restrictions Upon Option Shares.  The Participant and the Company agree to each of the following:

a.  The Participant will acquire Shares hereunder for investment purposes only and not with a view to reselling or otherwise distributing  the Shares to the public in violation of the United States Securities Act of 1933, as amended (the “1933 Act”), and will not dispose of any such Shares in transactions which, in the opinion of counsel to the Company, violate the 1933 Act or the rules and regulations thereunder, or any applicable state or national securities or “blue sky” laws.

b.  If any Shares are registered under the 1933 Act, no public offering (other than on a national securities exchange, as defined in the United States Securities Exchange Act of 1934, as amended) of any Shares acquired under this Agreement will be made by the Participant (or any other person) under circumstances where he or she (or such person) may be deemed an underwriter, as defined in the 1933 Act.

c.  The Participant agrees that the Company has the authority to endorse upon the certificate or certificates representing the Shares acquired under this Agreement any legends referring to the restrictions described under this Section 8 and any other application restrictions, as the Company may deem appropriate.

9.  Electronic Notice, Delivery and Acceptance.  The Company may, in its sole discretion, decide to deliver any documents related to Stock Options awarded under the Plan or future Stock Options that may be awarded under the Plan by email or other electronic means.  The Participant hereby consents to receive such documents by email or other electronic delivery and agrees to access information concerning the Plan through an on-line or electronic system established and maintained by the Company or by another third party designated by the Company.

10.  Data Privacy.  As a condition of this Stock Option grant, the Participant hereby expressly consents to the collection, use, disclosure, transfer and other processing of his or her personal data as set out in this Section 10 and as otherwise required by applicable law.

The Company, any of its subsidiaries, affiliates or agents, the Employer, and the Company’s stock plan service provider will process personal data of the Participant for the purposes of implementing, managing and administering the Participant’s grant of Stock Options and the Plan.  Such personal data, in electronic or other form, may include the Participant’s name, home address, telephone number, email address, date of birth, social insurance number or other national identification number, beneficiary information (including beneficiary name, address, social insurance number or other national identification number, and date of birth), hire date, salary and deductions, banking details, tax certification information, any shares or directorships held in the Company, details of all equity grants or any other entitlement to Shares awarded, canceled, vested, unvested, exercised, or outstanding in the Participant’s favor.

For the purposes set out above, personal data may be transferred to countries other than the country in which the Participant resides, including to the United States and Australia.  As required by applicable law, when personal data is transferred to a country outside of the country in which the Participant resides, measures will be put in place to ensure that the personal data is protected as required by law.  These measures may include European Union Standard Contractual Clauses.

The Participant’s personal data will be retained for as long as necessary to implement, manage and administer the Participant’s grant of Stock Options and participation in the Plan.  The Participant may request to access, modify or delete his or her personal data, request additional information about the processing of his or her personal data, or refuse or withdraw consent to the processing of their personal data by contacting the local human resources representative in writing.  Refusal or withdrawal of consent may affect the Participant’s ability to participate in the Plan but will not affect the Participant’s employment status or service and career with the Company.

11.  Discretionary Nature and Acceptance of Award.  The Participant agrees to be bound by the terms of this Agreement and acknowledges, understands and agrees that:

a.              The Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended, or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement;

b.        The award is exceptional, voluntary and occasional, and does not create any contractual or other right to receive future grants, or benefits in lieu of Stock Options, even if Stock Options have been granted in the past;

c.         All decisions with respect to future Stock Option grants, if any, will be at the sole discretion of the Company;

d.        The Participant’s participation in the Plan is voluntary;

e.         The Stock Options and any Shares acquired under the Plan, and the income and value of the same, are not intended to replace any pension rights or compensation;

f.          The Participant’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Company or the Employer to terminate Participant’s employment at any time;

g.         This award will be deemed accepted unless it is declined by way of written notice by the Participant within thirty (30) days of the Grant Date to the Equity Based Compensation Department of the Company located at 767 Fifth Avenue New York, NY 10153;

h.        The Stock Option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or any of its subsidiaries, and which is outside the scope of the Participant’s employment or service contract, if any;

i.            The Stock Option and any Shares acquired under the Plan, and the income value of the same, are not part of the Participant’s normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal end of service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Employer, the Company or any of its subsidiaries;

j.           In the event the Participant is not an employee of the Company, the Stock Option and the Participant’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company or any subsidiary of the Company;

k.        The future value of the Shares is unknown, indeterminable and cannot be predicted with certainty;

l.            If the Shares decrease in value, the Stock Option will have no value;

m.    If the Participant exercises the Stock Option and acquires Shares, the value of the Shares acquired upon exercise may increase or decrease, even below the Exercise Price;

n.        In consideration of the award, no claim or entitlement to compensation or damages shall arise from forfeiture of the Stock Option or diminution in value of the Stock Option, or Shares purchased through exercise of the Stock Option, resulting from termination of the Participant’s employment (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed, or the terms of the Participant’s employment), and in consideration of the grant of the Stock Option, the Participant irrevocably releases the Employer, the Company and any of its subsidiaries from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by acknowledging and agreeing to or signing the Notice of Grant, the Participant shall be deemed to have irrevocably waived his or her right to pursue or seek remedy for any such claim or entitlement against the Employer, the Company or any of its subsidiaries;

o.        For purposes of the Stock Options, the Participant’s employment or service relationship will be considered terminated as of the date the Participant is no longer actively providing services to the Employer, the Company or any of its subsidiaries as determined by the Administrator in its sole discretion (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreements, if any;

p.        The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan or Participant’s acquisition or sale of the underlying Shares; and

q.        The Participant is hereby advised to consult with the Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.

12.  Failure to Enforce Not a Waiver.  The Company’s failure to enforce at any time any provision of this Agreement does not constitute a waiver of that provision or of any other provision of this Agreement.

13.  Governing Law.  This Agreement is governed by and is to be construed according to the laws of the State of New York that apply to agreements made and performed in that state, without regard to its choice of law provisions.  For purposes of litigating any dispute that arises under this Stock Option or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of New York, and agree that such litigation will be conducted in the courts of New York County, New York, or the federal courts for the United States for the Southern District of New York, and no other courts, where this Stock Option is made and/or to be performed.

14.  Partial Invalidity.  The invalidity or illegality of any provision of this Agreement will be deemed not to affect the validity of any other provision. Furthermore, it is the parties’ intent that any order striking any portion of this Agreement and/or the Plan should modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties hereunder.

15.  Entire Agreement. This Agreement and the Plan constitute the entire agreement between the Participant and the Company regarding the award and supersede all prior and contemporaneous agreements and understandings, oral or written, between the parties regarding the award.  Except as expressly set forth herein, this Agreement (and any provision of this Agreement) may not be modified, changed, clarified, or interpreted by the parties, except in a writing specifying the modification, change, clarification, or interpretation, and signed by a duly authorized Company officer.

16.  Section 409A.  The Stock Options are intended to be exempt from Section 409A of the Code.  The Company reserves the unilateral right to amend this Agreement upon written notice to the Participant to prevent taxation under Section 409A of the Code.

17.  Recoupment. Notwithstanding any other provision of this Agreement to the contrary, the Participant acknowledges and agrees that the Stock Options, any Shares acquired pursuant thereto and/or any amount received with respect to any sale of such Shares are subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of the Company’s recoupment policy as in effect on the Award Date and as such policy may be amended from time to time in order to comply with changes in laws, rules or regulations that are applicable to the Stock Options and Shares. The Participant agrees and consents to the Company’s application, implementation and enforcement of (a) the recoupment policy, and (b) any provision of applicable law relating to cancellation, recoupment, rescission or payback of compensation and expressly agrees that the Company may take such actions as are necessary to effectuate the recoupment policy (as applicable to the Participant) or applicable law without further consent or action being required by the Participant.  For purposes of the foregoing, the Participant expressly and explicitly authorizes the Company to issue instructions, on his or her behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold his or her Shares and other amounts acquired under the Plan to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company upon enforcement of the provisions contained in this Section 17.  To the extent that the terms of this Agreement and the recoupment policy conflict, the terms of the recoupment policy shall prevail.

18.  Insider Trading/Market Abuse Laws.  By participating in the Plan, the Participant agrees to comply with the Company’s Insider Trading Policy.  Further, the Participant acknowledges that the Participant’s country of employment (and country of residence, if difference) may also have laws or regulations governing insider trading and that such laws or regulations may impose additional restrictions on the Participant’s ability to participate in the Plan (e.g., acquiring or selling Shares) and that the Participant is solely responsible for complying with such laws or regulations.

19.  Private Placement. The grant of Stock Options is not intended to be a public offering of securities in the Participant’s country of employment (and country of residence, if different). The Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under law), and this grant of Stock Options is not subject to the supervision of the local authorities.

20.  Exchange Control, Tax and/or Foreign Asset/Account Reporting.  The Participant acknowledges that there may be exchange control, tax, foreign asset, and/or account reporting requirements that may affect the Participant’s ability to acquire or hold Shares acquired under the Plan or cash received from participating in the Plan (including from any paid with respect to the Stock Options or dividends paid on Shares acquired under the Plan) in a brokerage/bank account or legal entity outside the Participant’s country of employment (and country of residence, if different).  The Participant may be required to report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the tax or other authorities in the Participant’s country of employment (and country of residence, if different).  The Participant also may be required to repatriate sale proceeds or other funds received as a result of the Participant’s participation in the Plan to the Participant’s country of employment (and country of residence, if different) through a designated bank or broker within a certain time after receipt.  The Participant acknowledges that it is the Participant’s responsibility to be compliant with such regulations, and the Participant should consult his or her personal legal advisor for any details.

21.  Language.  If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control, unless otherwise prescribed by local law.

22.  Imposition of Other Requirements.  The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Stock Options and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

23. Addendum.  The award shall be subject to any terms and conditions for the Participant’s country of employment (and country of residence, if different) set forth in an addendum attached hereto (“Addendum”).  Moreover, if the Participant transfers residence and/or employment to another country reflected in an Addendum to this Agreement, the terms and conditions for such country will apply to the Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the Stock Option and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer).  Any applicable Addendum constitutes part of this Agreement.

24. Hedging Policy and Pledging Policy.  Employees are subject to the Company’s Hedging Policy that, among other things, prohibits employees from hedging outstanding equity grants.  This means you may not hedge the equity award represented by this Agreement or any outstanding equity awards represented by previous agreements.  Employees are also subject to the Company’s Pledging Policy.  The Hedging Policy and Pledging Policy are available on the Corporate Intranet.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer as of the Grant Date set forth in the Notice of Grant.

The Estée Lauder Companies Inc.

By:
Michael O’Hare
Executive Vice President,
Global Human Resources

ADDENDUM
COUNTRY-SPECIFIC PROVISIONS FOR NON-U.S. PARTICIPANTS

In addition to the terms and conditions set forth in the Agreement, the Stock Option is subject to the following terms and conditions.  If the Participant is employed in a country identified in this Addendum, the additional terms and conditions for such country will apply.  If the Participant transfers to one of the countries identified in this Addendum, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary and advisable to comply with local laws, rules and/or regulations or to facilitate the operation and administration of the Stock Option and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer).

All defined terms contained in this Addendum shall have the same meaning as set forth in the Plan and the Agreement.

ARGENTINA

Securities Law Notification.  Neither the Stock Options nor the underlying Shares are publicly offered or listed on any stock exchange in Argentina.  The Company’s grant of Stock Options is private and is not subject to the supervision of any Argentine governmental authority.

Exchange Control Obligations.  Argentine residents may be subject to certain restrictions with respect to the purchase and/or transfer of foreign currency under Argentine exchange control regulations.  The Company reserves the right to restrict the methods of exercise if required or recommended under Argentine law.

AUSTRALIA

Breach of Law.  Notwithstanding anything to the contrary in the Agreement or the Plan, the Participant will not be entitled to, and shall not claim any benefit (including without limitation a legal right) under the Plan if the provision of such benefit would give rise to a breach of Part 2D.2 of the Corporations Act 2001 (Cth), any other provision of that Act, or any other applicable statute, rule or regulation which limits or restricts the giving of such benefits.

Tax Deferral.  Stock Options awarded under the Agreement are intended to be subject to tax deferral under Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) (subject to the conditions in that act).

Australian Offer Document.  In addition to the Agreement and the Plan, the Participant must review the Australian Offer Document for additional important information pertaining to the Stock Option.  By accepting the Stock Option, the Participant acknowledges and confirms that the Participant has reviewed the documents.

BRAZIL

Compliance with Law.  By accepting the Stock Option, the Participant acknowledges and agrees to comply with applicable Brazilian laws to pay any and all applicable taxes associated with the exercise of the Stock Options, the receipts of any dividends, and the sale of Shares acquired under the Plan.

Labor Law Acknowledgment. The Participant expressly acknowledges and agrees, for all legal purposes, (a) the benefits provided under the Agreement and the Plan are the result of commercial transactions unrelated to the Participant’s employment; (b) the Agreement and the Plan are not a part of the terms and conditions of the Participant’s employment; and (c) the income from the Stock Option, if any, is not part of the Participant’s remuneration from employment.

CANADA

Exercise of the Stock Option. Notwithstanding anything to the contrary in the Agreement or the Plan, if the Participant is resident in Canada, the Participant may not tender Shares that the Participant owns to pay the Exercise Price or any Tax-Related Items in connection with the Stock Option.

English Language.  The parties to the Agreement acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.  Les parties reconnaissent avoir exigé la rédaction en anglais de la présente convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement à ou suite à la présente convention.

CHILE

Private Placement.  The following provision shall supplement Section 19 (Private Placement) of the Agreement:

The grant of the Stock Option hereunder is not intended to be a public offering of securities in Chile but instead is intended to be a private placement.

a)             The starting date of the offer is the Award Date (as defined in the Agreement), and this offer conforms to General Ruling no. 336 of the Chilean Superintendence of Securities and Insurance;

b)             The offer deals with securities not registered in the registry of securities or in the registry of foreign securities of the Chilean Superintendence of Securities and Insurance, and therefore such securities are not subject to its oversight;

c)              The Company is not obligated to provide public information in Chile regarding the foreign securities, as such securities are not registered with the Chilean Superintendence of Securities and Insurance; and

d)             The foreign securities shall not be subject to public offering as long as they are not registered with the corresponding registry of securities in Chile.

a)             La fecha de inicio de la oferta será el de la fecha de otorgamiento (o “Award Date”, según este término se define en el documento denominado “Agreement”) y esta oferta se acoge a la norma de Carácter General n° 336 de la Superintendencia de Valores y Seguros Chilena;

b)             La oferta versa sobre valores no inscritos en el registro de valores o en el registro de valores extranjeros que lleva la Superintendencia de Valores y Seguros Chilena, por lo que tales valores no están sujetos a la fiscalización de ésta;

c)              Por tratar de valores no inscritos no existe la obligación por parte del emisor de entregar en chile información pública respecto de esos valores; y

d)             Esos valores no podrán ser objeto de oferta pública mientras no sean inscritos en el registro de valores correspondiente.

CHINA

The following provisions shall govern the Participant’s participation in the Plan if the Participant is a national of the People’s Republic of China (“China”) resident in mainland China, or if determined to be necessary or appropriate by the Company in its sole discretion:

Mandatory Full Cashless Exercise.  Notwithstanding any provision in the Agreement to the contrary, the Stock Option may be exercised only by using the cashless method, except as otherwise determined by the Company.  Only full cashless exercise (net proceeds remitted to the Participant in cash) will be permitted.  Cash, cashless sell-to-cover, or stock swap methods of exercise are prohibited.

Foreign Exchange Control Laws.  The Participant understands and agrees that, due to the exchange control laws in China, the Participant will be required to immediately repatriate the cash proceeds resulting from the cashless exercise of the Stock Option to China.

The Participant understands and agrees that the repatriation of sales proceeds may need to be effected through a special exchange control account established by the Company or its subsidiaries, and the Participant hereby consents and agrees that sales proceeds from the sale of Shares acquired under the Plan may be transferred to such account by the Company on the Participant’s behalf prior to being delivered to the Participant. The sales proceeds may be paid to the Participant in U.S. dollars or local currency at the Company’s discretion. If the sales proceeds are paid to the Participant in U.S. dollars, the Participant understands that the Participant will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the sales proceeds are paid to the Participant in local currency, the Participant acknowledges that the Company is under no obligation to secure any particular exchange conversion rate and that the Company may face delays in converting the proceeds to local currency due to exchange control restrictions. The Participant agrees to bear any currency fluctuation risk between the time the Shares are sold and the net proceeds are converted into local currency and distributed to the Participant. The Participant further agrees to comply with any other requirements that may be imposed by the Company or its subsidiaries in China in the future in order to facilitate compliance with exchange control requirements in China.  The Participant acknowledges and agrees that the processes and requirements set forth herein shall continue to apply following the Participant’s termination of employment.

Notwithstanding anything to the contrary in the Plan or the Agreement, in the event of the Participant’s termination of employment for any reason, the Participant shall be required to exercise the Option (to the extent outstanding, vested and otherwise permitted under the Agreement) and/or sell all Shares issued pursuant to the Plan no later than ninety (90) days after the date of termination (or such shorter period as may be required by the State Administration of Foreign Exchange (“SAFE”) or the Company), and repatriate the sales proceeds to China in the manner designated by the Company.

Neither the Company nor any of its subsidiaries shall be liable for any costs, fees, lost interest or dividends or other losses the Participant may incur or suffer resulting from the enforcement of the terms of this Addendum or otherwise from the Company’s operation and enforcement of the Plan, the Agreement and the Option in accordance with Chinese law including, without limitation, any applicable SAFE rules, regulations and requirements.

DENMARK

Stock Option Act.  Notwithstanding any provisions in the Agreement to the contrary, if the Participant is determined to be an “Employee,” as defined in section 2 of the Danish Act on the Use of Rights to Purchase or Subscribe for Shares etc. in Employment Relationships (the “Stock Option Act”), the treatment of the Stock Option upon termination shall be governed by Sections 4 and 5 of the Stock Option Act.  However, if the provisions in the Agreement or the Plan governing the treatment of the Stock Option upon a termination are more favorable, the provisions of the Agreement or the Plan will govern.

FRANCE

English Language.  The Participant acknowledges and agrees that it is the Participant’s wish that the Agreement, this Addendum, as well as all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Stock Options, either directly or indirectly, be drawn up in English.

Langue anglaise.  Le bénéficiaire admet et convient que c’est l’intention exprès du bénéficiaire que l’Accord, le Plan et tous les autres documents, remarque et les poursuites judiciaires entrées, données ou instituées conformément au Stock Options, être établi dans l’anglais.  Si le bénéficiaire a reçu l’Accord, le Plan ou autres documents rattachés au Stock Options traduit dans une langue autre que l’anglais et si le sens de la version traduite est différent que la version anglaise, la version anglaise contrôlera

HONG KONG

Exercise of Option.  If, for any reason, the Participant exercises the Stock Option within six (6) months of the Award Date, the Participant agrees that he or she will not sell or otherwise dispose of any such Shares prior to the six (6) month anniversary of the Award Date.

IMPORTANT NOTICE.  WARNING:  The contents of the Agreement, this Addendum, the Plan, and all other materials pertaining to the Option and/or the Plan have not been reviewed by any regulatory authority in Hong Kong.  The Participant is hereby advised to exercise caution in relation to the offer thereunder.  If the Participant has any doubts about any of the contents of the aforesaid materials pertaining to the Stock Option, the Participant should obtain independent professional advice.

Nature of the Plan.  The Company specifically intends that the Plan will not be treated as an occupational retirement scheme for purposes of the Occupational Retirement Scheme Ordinance (“ORSO”).  To the extent any court, tribunal or legal/regulatory body in Hong Kong determines that the Plan constitutes an occupational retirement scheme for the purpose of ORSO, the grant of Stock Options shall be null and void.

INDIA

Repatriation Requirements.  The Participant understands that he or she must repatriate any cash dividends paid on Shares acquired under the Plan and any proceeds from the sale of such Shares to India within a certain period of time after receipt of the proceeds. It is the participant’s sole responsibility to comply with applicable exchange control laws in India.

ISRAEL

Indemnification for Tax Liabilities.  The Participant expressly consents and agrees to indemnify the Company and/or its subsidiaries and hold them harmless from any and all liability attributable to taxes, interest or penalties thereon, including without limitation, liabilities relating to the necessity to withhold any taxes from the exercise of the Stock Option or any other payments made to the Participant pursuant to the Stock Options.

ITALY

Mandatory Full Cashless Exercise.  Notwithstanding anything to the contrary in the Agreement or the Plan, the Stock Option may be exercised only by using the full cashless method, except as otherwise determined by the Company.  Only full cashless exercise (net proceeds remitted to the Participant in cash) will be permitted.  Cash, cashless sell-to-cover, or stock swap methods of exercise are prohibited.

Data Privacy.  The following provision shall replace Section 10 (Data Privacy) of the Agreement in its entirety:

The Participant understands that the Employer and/or the Company hold certain personal information about the Participant, including but not limited to, the Participant’s name, home address, email address and telephone number, date of birth, national insurance number or other identification number, salary, nationality, job title, any Shares or directorship held in the Company, details of all awards or other entitlement to Shares awarded, cancelled, vested, unvested, exercised, or outstanding in the Participant’s favor (“Data”), for purpose of implementing, administering and managing the Plan.  The Participant is aware that providing the Company with Data is necessary for the performance of the Agreement and that the Participant’s refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect the Participant’s ability to participate in the Plan.

The Controller of personal data processing is Estée Lauder Companies Inc., 767 Fifth Avenue, New York, New York 10153, U.S.A., its representative in Italy Estée Lauder S.r.l. with registered offices at Via Turati, 3, Milano, 20121 Italy.  The Participant understands that Data may be transferred to third parties assisting in the implementation, administration and management of the Plan, including any transfer required to a broker or other third party with whom Shares acquired pursuant to this grant of Stock Options or cash from the sale of such Shares may be deposited.  Furthermore, the recipients that may receive, possess, use, retain and transfer such Data for the above mentioned purposes may be located in the Participant’s country, or elsewhere, including outside of the European Union and the recipient’s country may have different data privacy laws and protections than the Participant’s country.  The processing activity, including the transfer of the Participant’s personal data abroad, out of the European Union, as herein specified and pursuant to applicable laws and regulations, does not require the Participant’s consent thereto as the processing is necessary for the performance of contractual obligations related to the implementation, administration and management of the Plan.  The Participant understands that Data processing relating to the purposes above specified shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to D.lgs. 196/200

The Participant understands that Data will be held only as long as is required by law or as necessary to implement, administer and manage the Participant’s participation in the Plan.  The Participant understands that, pursuant to art 7 of D.lgs 196/2003, the Participant has the right, including but not limited to, to access, delete, update, request the rectification of the Data and cease, for legitimate reasons, Data processing.  Furthermore, the Participant is aware that Data will not be used for direct marketing purposes.  In addition, the Data provided can be reviewed and questions or complaints can be addressed by contacting a local representative available at the following address, Via Turati, 3, Milano, 20121 Italy.

MALAYSIA

Data Privacy.  The following provision shall replace Section 10 (Data Privacy) of the Agreement in its entirety:

The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data, as described in this Addendum and any other grant materials by and among, as applicable, the Company and Subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.
The Participant understands that the Company and subsidiaries may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other

Peserta dengan ini secara eksplisit dan tanpa sebarang keraguan mengizinkan pengumpulan, penggunaan dan pemindahan, dalam bentuk elektronik atau lain-lain, data peribadi seperti yang diterangkan dalam Lampiran ini dan apa-apa bahan pemberian yang lain oleh dan di antara, seperti yang berkenaan, Syarikat dan Anak-anak Syarikat untuk tujuan eksklusif bagi melaksanakan, mentadbir dan menguruskan penyertaan Peserta di dalam Pelan. Peserta memahami bahawa Syarikat Anak-anak Syarikat mungkin memegang maklumat peribadi tertentu tentang Peserta, termasuk, tetapi tidak terhad kepada, nama Peserta, alamat rumah identification number, e-mail address, salary, nationality, job title, any Shares or directorships held in the Company, details of all awards or any other entitlement to Shares awarded, canceled, exercised, vested, unvested, exercised, or outstanding in the Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”). The Data is supplied by the Company and also by the Participant through information collected in connection with the Agreement and the Plan. The Participant understands that Data will be transferred to the current stock plan service providers or a stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that if the Participant resides outside the United States, the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local human resources representative at Estée Lauder Malaysia Sdn. Bhd, Suite 18.01, Level 18, Centrepoint South, The Boulevard, Mid Valley City, Lingkaran Syed Putra, Kuala lumpur 59200, Malaysia. The Participant authorizes the Company, the stock plan service provider and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any transfer of such Data as may be required to a broker, escrow agent or other third party with whom the Shares received upon exercise of the awards may be deposited. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that if the Participant resides outside the United States, the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data, limit the processing of Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative. Further, the Participant understands that the Participant is providing the consent herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s employment status or service and career with the Company will not be adversely affected; the only adverse consequence of refusing or withdrawing the Participant’s consent is that the Company may not be able to grant the Participant equity awards or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing the Participant’s dan nombor telefon, tarikh lahir, nombor insurans sosial atau nombor pengenalan lain, e-mel, gaji, kewarganegaraan, jawatan, apa-apa Saham atau jawatan pengarah yang dipegang dalam Syarikat, butir-butir semua Anugerah, atau apa-apa hak lain atas Saham yang dianugerahkan, dibatalkan, dilaksanakan, terletak hak, tidak diletak hak ataupun yang belum dijelaskan bagi faedahanda, untuk tujuan eksklusif bagi melaksanakan, mentadbir dan menguruskan Pelan tersebut (“Data”). Data tersebut dibekalkan oleh Syarikat dan juga oleh Peserta berkenaan dengan Perjanjian dan Pelan. Peserta memahami bahawa Data ini akan dipindahkan kepada pembekal perkhidmatan pelan saham semasa atau pembekal perkhidmatan pelan saham yang mungkin dipilih oleh Syarikat pada masa depan, yang membantu Syarikat dengan pelaksanaan, pentadbiran dan pengurusan Pelan. Peserta memahami bahawa penerima-penerima Data mungkin berada di Amerika Syarikat atau mana-mana tempat lain, dan bahawa negara penerima-penerima (contohnya, Amerika Syarikat) mungkin mempunyai undang-undang privasi data dan perlindungan yang berbeza daripada negara Peserta. Peserta memahami bahawa sekiranya Peserta menetap di luar Amerika Syarikat, Peserta boleh meminta satu senarai yang mengandungi nama-nama dan alamat-alamat penerima-penerima Data yang berpotensi dengan menghubungi wakil sumber manusia tempatan Peserta di Estée Lauder Malaysia Sdn. Bhd, Suite 18.01, Level 18, Centrepoint South, The Boulevard, Mid Valley City, Lingkaran Syed Putra, Kuala lumpur 59200, Malaysia. Peserta memberi kuasa kepada Syarikat, pembekal perkhidmatan pelan saham dan mana-mana penerima-penerima kemungkinan lain yang mungkin akan membantu Syarikat (pada masa sekarang atau pada masa depan) dengan melaksanakan, mentadbir dan menguruskan Pelan untuk menerima, memiliki, menggunakan, mengekalkan dan memindahkan Data, dalam bentuk elektronik atau lain-lain, bagi tujuan melaksanakan, mentadbir dan menguruskan penyertaan Peserta di dalam Pelan, termasuk segala pemindahan Data tersebut sebagaimana yang dikehendaki kepada broker, egen eskrow atau pihak ketiga dengan siapa Saham diterima semasa peletakhakan Anugerah mungkin didepositkan. Peserta memahami bahawa Data hanya akan disimpan selagi ia adalah diperlukan untuk melaksanakan, mentadbir, dan menguruskan penyertaan Peserta dalam Pelan. Peserta memahami bahawa sekiranya Peserta menetap di luar Amerika Syarikat, Peserta boleh, pada bila-bila masa, melihat Data, meminta maklumat tambahan mengenai penyimpanan dan pemprosesan Data, meminta bahawa pindaan-pindaan dilaksanakan ke atas Data, mengehadkan pemprosesan Data atau menolak atau menarik balik persetujuan dalam ini, dalam mana-mana kes, tanpa kos, dengan menghubungi secara bertulis tempatan wakil sumber manusia Peserta. Selanjutnya, Peserta memahami bahawa Peserta memberikan persetujuan di sini secara sukarela semata-mata. Sekiranya Peserta tidak bersetuju, atau sekiranya Peserta consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact the Participant’s local human resources representative. Please take note that by electronically accepting the Agreement, the Participant has confirmed that the Participant explicitly, voluntarily and unambiguously consents to the collection, use and transfer of the Participant’s personal data in accordance with the terms in this notification. However, if for any reason the Participant does not consent to the processing of the Participant’s personal data, the Participant has the right to reject such consent by contacting the Participant’s local human resources representative at Estée Lauder Malaysia Sdn. Bhd, Suite 18.01, Level 18, Centrepoint South, The Boulevard, Mid Valley City, Lingkaran Syed Putra, Kuala lumpur 59200, Malaysia.

kemudian membatalkan persetujuan, status Peserta pekerjaan atau perkhidmatan dan kerjaya dengan Syarikat tidak akan terjejas; satu-satunya akibat buruk sekiranya Peserta tidak bersetuju atau menarik balik Peserta persetujuan adalah bahawa Syarikat tidak akan dapat memberikan Peserta anugerah ekuiti lain atau mentadbir atau mengekalkan anugerah-anugerah tersebut. Oleh itu, Peserta memahami bahawa keengganan atau penarikan balik persetujuan boleh menjejaskan keupayaan Peserta untuk mengambil bahagian dalam Pelan. Untuk maklumat lebih lanjut mengenai akibat-akibat keengganan Peserta untuk memberikan keizinan atau penarikan balik keizinan, Peserta memahami bahawa Peserta boleh menghubungi wakil sumber manusia tempatan. Sila ambil perhatian bahawa dengan menerima Perjanjian ini secara elektronik, Peserta mengesahkan bahawa Peserta secara eksplisit, sukarela, dan tanpa sebarang keraguan bersetuju dengan pengumpulan, penggunaan, dan pemindahan data peribadi Peserta
mengikut terma-terma dalam notis ini. Walaubagaimanapun, jika atas apa-apa sebab-sebab tertentu Peserta tidak bersetuju dengan pemprosesan data peribadi, Peserta mempunyai hak untuk menolak persetujuan Peserta dengan menghubungi wakil sumber manusia tempatan di masukkan Estée Lauder Malaysia Sdn. Bhd, Suite 18.01, Level 18, Centrepoint South, The Boulevard, Mid Valley City, Lingkaran Syed Putra, Kuala lumpur 59200, Malaysia.

MEXICO

Commercial Relationship.  The Participant expressly recognizes and acknowledges that the Participant’s participation in the Plan and the Company’s grant of the Stock Option does not constitute an employment relationship between the Participant and the Company.  The Participant has been granted the Stock Option as a consequence of the commercial relationship between the Company and his or her Employer ECLA S.A. de C.V. or Lauder Cosmeticos S.A. de C.V. (“Estée Lauder Mexico”), and Estée Lauder Mexico is the Participant’s sole employer.  Based on the foregoing: (a) the Participant expressly acknowledges that the Plan and the benefits derived from participation in the Plan do not establish any rights between the Participant and Estée Lauder Mexico; (b) the Plan and the benefits derived from participation in the Plan are not part of the employment conditions and/or benefits provided by Estée Lauder Mexico; and (c) any modifications or amendments of the Plan or benefits granted thereunder by the Company, or a termination of the Plan by the Company, shall not constitute a change or impairment of the terms and conditions of the Participant’s employment with Estée Lauder Mexico.

Extraordinary Item of Compensation.  The Participant expressly recognizes and acknowledges that the Participant’s participation in the Plan is a result of the discretionary and unilateral decision of the Company, as well as the Participant’s free and voluntary decision to participate in the Plan in accordance with the terms and conditions of the Plan, the Agreement and this Addendum.  As such, the Participant acknowledges and agrees that the Company, in its sole discretion, may amend and/or discontinue the Participant’s participation in the Plan at any time and without any liability.  The value of the Option is an extraordinary item of compensation outside the scope of the Participant’s employment contract, if any.  The Stock Option is not part of the Participant’s regular or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or any similar payments, which are the exclusive obligations of Estée Lauder Mexico.

NEW ZEALAND

Securities Law Notice.

Warning

This is an offer of Stock Options which, upon exercising and settlement in accordance with the terms of the Plan and the Agreement, will be converted into Shares.  Shares give you a stake in the ownership of the Company.  The Participant may receive a return on the Shares acquired under the Plan if dividends are paid.

If the Company runs into financial difficulties and is wound up, the Participant will be paid only after all creditors and holders of preference shares have been paid.  The Participant may lose some or all of his or her investment.

New Zealand law normally requires people who offer financial products to give information to investors before they invest.  This information is designed to help investors make an informed decision.  The usual rules do not apply to this offer because it is made under an employee share purchase scheme.  As a result, the Participant may not be given all the information usually required.  The Participant also will have fewer other legal protections for this investment.  On this basis, the Participant is advised to ask questions, read all documents carefully, and seek independent financial advice before committing.

The Shares are quoted on the New York Stock Exchange (“NYSE”).  This means that if the Participant acquires Shares under the Plan, the Participant may be able to sell the Shares on the NYSE if there are interested buyers.  The price will depend on the demand for the Shares.

For information on risk factors impacting the Company’s business that may affect the value of the Shares, the Participant should refer to the risk factors discussion on the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are filed with the U.S. Securities and Exchange Commission and are available online at www.sec.gov, as well as on the Company’s “Investor Relations” website at www.elcompanies.com/investors.

PANAMA

Securities Law Notice.  The grant of the Stock Options and the issuance of Shares upon exercise are not subject to registration under Panamanian law as they are not intended for the public, but solely for the Participant’s benefit.

PERU

Labor Law Acknowledgement.  In accepting the Stock Options, the Participant acknowledges that the Stock Options are granted ex gratia for the purpose of rewarding the Participant as set forth in the Plan.

Securities Law Notice.  The grant of the Stock Options is considered a private offering in Peru; therefore, neither the grant of Stock Options, nor the issuance of Shares at exercise of the Stock Options, is subject to securities registration in Peru.  For more information concerning the offer, the Participant should refer to the Plan, the Agreement and any other grant documents made available to the Participant by the Company.  For more information regarding the Company, please refer to the Company’s most recent annual report on Form 10-K and quarterly report on Form 10-Q available at www.sec.gov, as well as on the Company’s “Investor Relations” website at www.elcompanies.com/investors.

PORTUGAL

Language Consent.  The Participant hereby expressly declares that he or she has full knowledge of the English language and has read, understood and freely accepted and agreed with the terms and conditions established in the Plan and the Agreement.

Conhecimento da Língua.  Pela presente, o Participante declara expressamente que tem pleno conhecimento da língua inglesa e que leu, compreendeu e livremente aceitou e concordou com os termos e condições estabelecidas no Plano e no Acordo (Agreement em inglés).

SINGAPORE

Qualifying Person Exemption.  The grant of Stock Options under the Plan is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (the “SFA”).  The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore and is not regulated by any financial supervisory authority pursuant to any legislation in Singapore.  Accordingly, statutory liability under the SFA in relation to the content of the prospectuses would not apply.  The Participant should note that, as a result, the Stock Option is subject to section 257 of the SFA and the Participant will not be able to make: (a) any subsequent sale of the Shares in Singapore; or (b) any offer of such subsequent sale of the Shares subject to the Option in Singapore, unless such sale or offer is made pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the SFA.

SOUTH AFRICA

Securities Law Notice.  Neither the Stock Option nor the underlying Shares shall be publicly offered or listed on any stock exchange in South Africa.  The offer is intended to be private pursuant to Section 96 of the Companies Act and is not subject to the supervision of any South African governmental authority.

Withholding Taxes.  The following shall supplement Section 5 (Withholding Taxes) of the Agreement:

By accepting the Stock Option, the Participant agrees to notify his or her Employer of the amount of any income realized upon exercise of the Option.  If the Participant fails to advise the Employer of the income realized upon exercise of the Stock Option, the Participant may be liable for a fine.  The Participant will be responsible for paying any difference between the actual tax liability and the amount withheld.

Exchange Control Obligations.  The Participant is solely responsible for complying with applicable exchange control regulations and rulings (the “Exchange Control Regulations”) in South Africa.  As the Exchange Control Regulations change frequently and without notice, the Participant should consult the Participant’s legal advisor prior to the acquisition or sale of Shares under the Plan to ensure compliance with current Exchange Control Regulations.  Neither the Company nor any of its subsidiaries shall be liable for any fines or penalties resulting from the Participant’s failure to comply with applicable laws, rules or regulations.

SPAIN

Securities Law Notice.  No “offer of securities to the public,” within the meaning of Spanish law, has taken place or will take place in the Spanish territory in connection with the Stock Options.  The Plan, the Agreement (including this Addendum) and any other document evidencing the grant of the Stock Options have not, nor will they be, registered with the Comisión Nacional del Mercado de Valores (the Spanish securities regulator) and none of those documents constitute a public offering prospectus.

Acknowledgement of Discretionary Nature of the Plan; No Vested Rights.  By accepting the Stock Option grant, the Participant consents to participation in the Plan and acknowledges receipt of a copy of the Plan.

The Participant understands that the Company has unilaterally, gratuitously and in its sole discretion granted Stock Options under the Plan to individuals who may be employees of the Company or any of its subsidiaries throughout the world.  The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any of its subsidiaries on an ongoing basis.  Consequently, the Participant understands that the Stock Option is granted on the assumption and condition that the Stock Option and the Shares acquired upon exercise of the Stock Option shall not become a part of any employment contract (either with the Company or any of its subsidiaries) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever.  In addition, the Participant understands that this grant would not be made to the Participant but for the assumptions and conditions referenced above; thus, the Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, the Stock Option grant shall be null and void.

The Participant understands and agrees that, as a condition of the Stock Option grant, unless otherwise provided in Section 2 (Exercise Period) of the Agreement, any unvested Stock Option as of the date the Participant ceases active employment, and any vested portion of the Stock Option not exercised within the post-termination exercise period set out in the Agreement, will be forfeited without entitlement to the underlying Shares or to any amount of indemnification in the event of termination of employment.  The Participant acknowledges that the Participant has read and specifically accepts the conditions referred to in the Agreement regarding the impact of a termination of employment on the Stock Option.

Termination for Cause.  Notwithstanding anything to the contrary in the Plan or the Agreement, “Cause” shall be defined as set forth in the Agreement, regardless of whether the termination of employment is considered a fair termination (i.e., “despido procedente”) under Spanish legislation.

SWITZERLAND

Securities Law Notification.  The Stock Option grant and the issuance of any Shares is not intended to be a public offering in Switzerland.  Neither this Addendum nor any other materials relating to the Stock Options constitute a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations. Neither this document nor any other offering or marketing materials related to the Stock Options have been or will be filed with, or approved or supervised by, any Swiss regulatory authority (in particular, the Swiss Financial Market Supervisory Authority (FINMA)).

TURKEY

Securities Law Notification.  The sale of Shares acquired under the Plan is not permitted within Turkey.  The Shares are currently traded on the New York Stock Exchange (“NYSE”), which is located outside of Turkey, under the symbol “EL” and the Shares may be sold through the NYSE.

UNITED ARAB EMIRATES

Securities Law Notification.  The Agreement, the Plan and other incidental communication materials concerning the Stock Options are intended for distribution only to the employees of the Company or its subsidiaries.  The Dubai Technology and Media Free Zone Authority, Emirates Securities and Commodities Authority and/or the Central Bank has no responsibility for reviewing or verifying any documents in connection with the Options.  Neither the Ministry of Economy nor the Dubai Department of Economic Development have approved these communications nor taken steps to verify the information set out in them, and have no responsibility for them. Further, the Shares underlying the Stock Options may be illiquid and/or subject to restrictions on their resale.  The Participant should conduct his or her own due diligence on the Stock Options and the Shares.  If the Participant is in any doubt about any of the contents of the grant or other incidental documents, he or she should obtain independent professional advice.

UNITED KINGDOM

Payment (Or Withholding) of Taxes.  The following provision shall supplement Section 5 (Withholding Taxes) of the Agreement:

If payment or withholding of the income tax due in connection with the Option is not made within ninety (90) days after the end of the U.K. tax year in which the event giving rise to the income tax liability occurred or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax shall constitute a loan owed by the Participant to the Subsidiary in the United Kingdom that employs the Participant (the “Employer”), effective as of the Due Date.  The Participant agrees that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue & Customs (“HMRC”), it shall be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in Section 5 of the Agreement.  Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), he or she shall not be eligible for a loan from the Company to cover the income tax liability.  In the event that the Participant is a director or executive officer and the income tax is not collected from or paid by him or her by the Due Date, the amount of any uncollected income tax may constitute a benefit to the Participant on which additional income tax and national insurance contributions (“NICs”) will be payable.  The Participant will be responsible for paying and reporting any income tax due on this additional benefit directly to HMRC under the self-assessment regime, and for reimbursing the Company or the Employer (as applicable) the value of any Participant NICs due on this additional benefit.

Exclusion of Claim. The Participant acknowledges and agrees that the Participant will have no entitlement to compensation or damages insofar as such entitlement arises or may arise from the Participant’s ceasing to have rights under or to be entitled to exercise the Stock Option, whether or not as a result of termination of employment (whether the termination is in breach of contract or otherwise), or from the loss or diminution in value of the Stock Option.  Upon the grant of the Stock Option, the Participant shall be deemed to have waived irrevocably any such entitlement.

VENEZUELA

Securities Law Notification.  The Stock Options granted under the Plan are offered as a personal, private, exclusive transaction and are not subject to Venezuelan securities regulations.  The offering does not qualify as a public offering under the laws of the Bolivarian Republic of Venezuela and, therefore, it is not required to request the previous authorization of the national Superintendent of Securities.

Mandatory Full Cashless Exercise.  Notwithstanding anything to the contrary in the Plan or the Agreement, the Option may be exercised only by using the cashless method, except as otherwise determined by the Company.  Only full cashless exercise (net proceeds remitted to the Participant in cash) will be permitted.  Cash, cashless sell-to-cover, or stock swap methods of exercise are prohibited.

NOTICE OF GRANT

UNDER

THE ESTÉE LAUDER COMPANIES INC.

AMENDED AND RESTATED FISCAL 2002 SHARE INCENTIVE PLAN (The “Plan”)

This is to confirm that, upon the recommendation of your management, you were awarded options to purchase shares of Class A Common Stock of The Estée Lauder Companies Inc. (the “Shares”) at the most recent meeting of the Stock Plan Subcommittee of the Compensation Committee of the Board of Directors.  This award was made in recognition of the significant contributions you have made as a key employee of the Company, and to motivate you to achieve future successes by aligning your interests more closely with those of our stockholders.  These options are granted under and governed by the terms and conditions of the Plan and the Stock Option Agreement (the “Agreement”) made part hereof.  The Agreement and Summary Plan Description can be viewed via your online account.  Please read these documents and keep them for future reference.  The specific terms of your award are as follows:

Participant:	Name

Employee Number:	#

Grant Date:	XXX

Grant Plan:	The Estée Lauder Companies Inc. Amended and Restated Fiscal 2002 Share Incentive Plan

Type of Award:	Non-Qualified Stock Options

Exercise Price per Share:	$XX (Closing trading price on NYSE of the Class A Common Stock on the date of grant)

Aggregate number of Shares subject to your options: #

Exercise Period:   Your options shall become exercisable on the following dates (or upon death, disability, retirement, or involuntary termination of employment if these occurrences are earlier), but are subject to termination or forfeiture as per Paragraphs 2 and 3 of the Agreement:

Number of Shares	Date Exercisable	Expiration Date
#	XXX	XXX
#	XXX	XXX
#	XXX	XXX

Questions regarding the stock option program can be directed to XXX.

If you wish to accept this grant, please sign this Notice of Grant and return immediately to:

Compensation Department

28 West 23rd Street, 8th Floor

New York, New York 10010

The undersigned hereby accepts, and agrees to, all terms and provisions of the Agreement, including those contained in this Notice of Grant.

By	Date